UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 23, 2017

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 23, 2017, Histogenics Corporation (the “Company”) received a letter from the Listing Qualifications department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that its application to transfer its common stock from the NASDAQ Global Market to the NASDAQ Capital Market had been approved. The Company’s common stock will be transferred to the Nasdaq Capital Market at the opening of business on June 30, 2017 and will continue to trade under the symbol “HSGX.” This move to the NASDAQ Capital Market will not affect the trading of the Company’s common stock. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as the NASDAQ Global Market, but with less stringent listing requirements.

As previously announced, on May 16, 2017, the Company received a notice from NASDAQ indicating that the Company no longer complies with the requirements of NASDAQ Marketplace Rule 5450(b)(1)(A) for continued listing on The NASDAQ Global Market because the Company’s stockholders’ equity has fallen below $10 million as reported on its quarterly report on Form 10-Q for the period ended March 31, 2017. In lieu of seeking to regain compliance for continued listing on the NASDAQ Global Market, the Company applied to transfer the listing of its common stock to the NASDAQ Capital Market. Because the Company transferred its common stock listing from the NASDAQ Global Market to the NASDAQ Capital Market, the Company meets all the applicable requirements for initial listing on the NASDAQ Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2017	HISTOGENICS CORPORATION

	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer